PRICING SUPPLEMENT NO. 1909 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-199966 Dated March 28, 2016

JPMorgan Chase & Co. Trigger Return Optimization Securities

$2,843,880 Linked to the Vanguard FTSE Emerging Markets ETF due March 29, 2019

Investment Description
Trigger Return Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the performance of the Vanguard FTSE Emerging Markets ETF (the "Fund"). If the Fund Return is positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Fund Return times the Multiplier of 2.00, up to the Maximum Gain of 43.97%. If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. The closing price of the Fund is subject to adjustments in the case of certain events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Funds — Anti-Dilution Adjustments." Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks held by the Fund, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

Enhanced Growth Potential Subject to Maximum Gain — At maturity, the Securities enhance any positive Fund Return, up to the Maximum Gain of 43.97%. If the Fund Return is negative, investors may be exposed to the negative Fund Return at maturity.

Contingent Repayment of Principal at Maturity — If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Fund Return. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	March 28, 2016
	Original Issue Date (Settlement Date)	March 31, 2016
	Final Valuation Date[1]	March 26, 2019
	Maturity Date[1]	March 29, 2019
	[1]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying -- Notes Linked to a Single Underlying (Other Than a Commodity Index)" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Trigger Return Optimization Securities linked to the Vanguard FTSE Emerging Markets ETF. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Securities is subject to, and will not exceed, the Maximum Gain.

Fund	Multiplier	Maximum Gain	Initial Share Price	Trigger Price	CUSIP	ISIN
Vanguard FTSE Emerging Markets ETF (Bloomberg ticker: VWO)	2.00	43.97%	$33.90	$25.43, which is 75% of the Initial Share Price	48128B804	US48128B8046

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated February 19, 2016, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no. 1a-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Vanguard FTSE Emerging Markets ETF	$2,843,880	$10.00	$71,097	$0.25	$2,772,783	$9.75

[1]	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.25 per $10 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this pricing supplement.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.665 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I, as the Securities involve risks not associated with conventional debt securities.

When you read the product supplement and the underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
♦	Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of the Fund will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof.

♦You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the Fund.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You understand and accept the risks associated with the Fund.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Fund.

♦You believe the price of the Fund will decline over the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date, or you believe the Fund will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦You seek current income from your investment or prefer not to forgo dividends paid on the Fund.

♦You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦You do not understand or accept the risks associated with the Fund.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I for risks related to an investment in the Securities. For more information on the Fund, please see "The Fund" below.

Final Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Fund:	Vanguard FTSE Emerging Markets ETF
Term:	Approximately 3 years
Payment at Maturity (per $10 principal amount Security):

If the Fund Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return × Multiplier)

provided, however, that in no event will JPMorgan Chase pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return)

In this scenario, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount in an amount proportionate to the negative Fund Return.

Fund Return:	(Final Share Price - Initial Share Price) Initial Share Price
Multiplier:	2.00
Maximum Gain:	43.97%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Share Price:	The closing price of one share of the Fund on the Trade Date, which was $33.90
Final Share Price:	The closing price[1] of one share of the Fund on the Final Valuation Date
Share Adjustment Factor[1]	The Share Adjustment Factor is referenced in determining the closing price of the Fund. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Trigger Price:	$25.43, which is 75% of the Initial Share Price

[1]	The closing price and the Share Adjustment Factor of the Fund are subject to adjustments in the case of certain events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Funds — Anti-Dilution Adjustments."

Investment Timeline
Trade Date	The Initial Share Price is observed. The Maximum Gain is determined.

Maturity Date

The Final Share Price and the Fund Return are determined.

If the Fund Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return × Multiplier)

provided, however, that in no event will you receive at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Fund Return is zero or negative and the Final Share Price is greater than or equal to the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Fund Return)

Under these circumstances, you will be exposed to the decline of the Fund and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes, as more fully described in "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments" in the accompanying product supplement no. UBS-1a-I.  Assuming this treatment is respected, subject to the possible application of the "constructive ownership" rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.  The Securities could be treated as "constructive ownership transactions" within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the "net underlying long-term capital gain" (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities' term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as "FATCA" may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. UBS-1a-I, recently promulgated Treasury regulations imposing a withholding tax on certain "dividend equivalents" under certain "equity linked instruments" will not apply to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I and the "Risk Factors" section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Fund Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Share Price has not declined below the Trigger Price. If the Fund Return is negative and the Final Share Price is less than the Trigger Price, you will be exposed to the full decline of the Fund and will lose some or all of your principal amount in an amount proportionate to the negative Fund Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 43.97%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Fund Return times the Multiplier is greater than the Maximum Gain.
♦	The Multiplier Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the product of the performance of the Fund and the Multiplier and may be less than the Fund return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, only if you hold your Securities to maturity.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Fund is above the Trigger Price. If you hold the Securities to maturity, JPMorgan Chase will repay your principal amount as long as the Final Share Price is not below the Trigger Price. However, if the Fund Return is negative and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Initial Share Price to the Final Share Price. The contingent repayment of principal based on whether the Final Share Price is below the Trigger Price applies only at maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
♦	The Probability That the Final Index Level Will Fall Below the Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Index — "Volatility" refers to the frequency and magnitude of changes in the level of the Index. Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Index could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, an index's volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Many Economic and Market Factors Will Impact the Value of the Securities — As described under "JPMS's Estimated Value of the Securities" in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the Fund;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities underlying the Fund;
♦	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the Share Adjustment Factor, including a merger or acquisition;
♦	interest and yield rates in the market generally;
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Equity Securities Composing the Fund — Investing in the Securities is not equivalent to investing in the Fund or the equity securities held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the equity securities held by the Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Equity Securities Composing the Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the equity securities held by the Fund and received the dividends on the Fund or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Share Price, which reflects the closing price of one share of the Fund on the Final Valuation Date without taking into consideration the value of dividends on the Fund or the equity securities held by the Fund.
♦	No Affiliation with the Fund or the Issuers of the Equity Securities Composing the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities composing the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities composing the Fund contained in this pricing supplement. You should make your own investigation into the Fund and the issuers of the equity securities composing the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities composing the Fund, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the value of the Fund, and therefore the market value of the Securities.

♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund or in futures, options or other derivative products on the Fund may adversely affect the market value of the Fund and, therefore, the market value of the Securities.

Risks Relating to the Fund

♦	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.
♦	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund's Underlying Index As Well As the Net Asset Value per Share — The Fund does not fully replicate its Underlying Index (as defined under "The Fund" below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange, Inc. and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.
♦	The Fund Recently Completed a Process of Transition To Tracking a New Underlying Index and Is Currently in a Process of Transition to Tracking Another New Underlying Index — Prior to January 2013, the Fund tracked the MSCI Emerging Markets Index. In January 2013, Vanguard announced that the Fund would instead track the FTSE Emerging Index. The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies because those companies are included in FTSE's developed country indexes. Beginning January 10, 2013 the Fund ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index. The FTSE Emerging Transition Index was a "dynamic" index representing the components of the FTSE Emerging Index plus South Korean equity exposure. The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index. On June 28, 2013, the Fund ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. As a result of this transition, the Fund no longer seeks to track, and therefore does not benefit from any future appreciation in, the South Korean equity markets. Moreover, the historical performance of the Fund prior to June 28, 2013 reflected the contribution of the South Korean equity markets and investors in the Securities should bear this difference in mind when evaluating the historical data.
Additionally, on June 2, 2015, The Vanguard Group, Inc. announced that the Fund will soon transition to track a new underlying index. On November 2, 2015, the Fund ceased tracking the FTSE Emerging Index and began temporarily to track the FTSE Emerging Markets All Cap China A Inclusion Transition Index. By using this transition index, over a period of approximately 12 months, the Fund will move gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index. As part of the transition, China A-shares and small capitalization companies will gradually increase in weight over the 12-month period, while the weights of the stocks already in the index will be proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.
The adjustments to the Fund's holdings are expected to result in temporary increases in the Fund's transaction costs and turnover rate. The Fund's actual transaction costs and turnover rate will be dependent upon a number of factors, including the market environment at the time of the portfolio adjustments. These factors could reduce the Fund's performance and the return on the securities.
Because the Fund has begun tracking an index that includes China A-shares, your securities are subject to increased risk exposure to Chinese incorporated companies that trade on either the Shanghai or Shenzhen stock exchange. Furthermore, in order to trade in China A-shares, a foreign investor must have access to a quota through a QFII or Renminbi QFII license holder. In order to trade in China A-shares, the Fund must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quotas to meet its investment needs. There is no guarantee that the Chinese regulator will continue to give the Fund any or all of its requested quotas. If the Fund were to be denied any or all of a requested trade quota, the Fund would likely have difficulty trading and valuing its China A-shares. Such circumstance would likely cause the Fund to have difficulty tracking the FTSE Emerging Markets All Cap China A Inclusion Transition Index or FTSE Emerging Markets All Cap China A Inclusion Index, as applicable, and may adversely affect the price of the Fund and the value of the securities.
During both the transition and final benchmark phases, the Fund will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. In addition, the addition of small-capitalization stocks and China A-Shares may adversely affect the performance of the Fund. Moreover, the historical performance of the Fund prior to November 2, 2015 will not reflect the contribution of small-capitalization stocks and China A-shares and investors in the Securities should bear this difference in mind when evaluating the historical data. See "The Fund" below.
♦	Non-U.S. Securities Risk — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
♦	Emerging Markets Risk — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
Moreover, it is important to understand that, as part of its transition to tracking the FTSE Emerging Markets All Cap China A Inclusion Index, the Fund will begin to hold shares that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.
♦	An Investment in the securities is Subject to Risks Associated with Small Capitalization Stocks — Some of the stocks that constitute the FTSE Emerging Markets All Cap China A Inclusion Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
♦	The Securities Are Subject to Currency Exchange Risk — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the Securities may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of the Fund for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the closing price of the Fund and the Trigger Price, the market value of your Securities and the payment at maturity may be materially and adversely affected.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Fund Returns from -100.00% to +100.00%, reflect the Multiplier of 2.00 and the Maximum Gain of 43.97% and assume an Initial Share Price of $100 and a Trigger Price of $75. The hypothetical Initial Share Price of $100 has been chosen for illustrative purposes only and does not represent the actual Initial Share Price. The actual Initial Share Price and the resulting Trigger Price are based on the closing price of one share of the Fund on the Trade Date and are specified on the cover of this pricing supplement. For historical data regarding the actual closing price of one share of the Fund, please see the historical information set forth under "The Fund" in this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Share Price, the Trigger Price and the Maximum Gain and the Final Share Price, which will be determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Share Price	Fund Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.000	100.000%	$14.397	43.97%
$190.000	90.000%	$14.397	43.97%
$180.000	80.000%	$14.397	43.97%
$170.000	70.000%	$14.397	43.97%
$160.000	60.000%	$14.397	43.97%
$150.000	50.000%	$14.397	43.97%
$140.000	40.000%	$14.397	43.97%
$130.000	30.000%	$14.397	43.97%
$121.985	21.985%	$14.397	43.97%
$120.000	20.000%	$14.000	40.00%
$110.000	10.000%	$12.000	20.00%
$105.000	5.000%	$11.000	10.00%
$100.000	0.000%	$10.000	0.00%
$95.000	-5.000%	$10.000	0.00%
$90.000	-10.000%	$10.000	0.00%
$80.000	-20.000%	$10.000	0.00%
$75.000	-25.000%	$10.000	0.00%
$74.999	-25.001%	$7.499	-25.01%
$70.000	-30.000%	$7.000	-30.00%
$60.000	-40.000%	$6.000	-40.00%
$50.000	-50.000%	$5.000	-50.00%
$40.000	-60.000%	$4.000	-60.00%
$30.000	-70.000%	$3.000	-70.00%
$20.000	-80.000%	$2.000	-80.00%
$10.000	-90.000%	$1.000	-90.00%
$0.000	-100.000%	$0.000	-100.00%

Example 1 — The price of the Fund increases by 5% from the Initial Share Price of $100 to the Final Share Price of $105.

Because the Multiplier of 2.00 times the Fund Return of 5% is less than the Maximum Gain of 43.97%, at maturity, JPMorgan Chase will pay you your principal amount plus a return equal to the Fund Return times the Multiplier, resulting in a payment at maturity of $11 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Fund Return × Multiplier)
$10.00 + ($10.00 × 5.00% × 2.00) = $11.00

Example 2 — The price of the Fund increases by 60% from the Initial Share Price of $100 to the Final Share Price of $160.

Because the Multiplier of 2.00 times the Fund Return of 60% is greater than the Maximum Gain of 43.97%, at maturity, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 43.97%, resulting in a payment at maturity of $14.397 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 43.97%) = $14.397

Example 3 — The price of the Fund decreases by 10% from the Initial Share Price of $100 to the Final Share Price of $90.

Because the Fund Return is negative and the Final Share Price is greater than the Trigger Price of $75, at maturity, JPMorgan Chase will pay you your principal amount of $10.00 per $10 principal amount Security.

Example 4 — The price of the Fund decreases by 60% from the Initial Share Price of $100 to the Final Share Price of $40.

Because the Fund Return is -60% and the Final Share Price is less than the Trigger Price of $75, at maturity, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Fund Return)
$10.00 + ($10.00 × -60.00%) = $4.00

If the Fund Return is negative and the Final Share Price is less than the Trigger Price, investors will be exposed to the negative Fund Return at maturity, resulting in a loss of principal that is proportionate to the Fund's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Fund

The Fund is an exchange-traded fund managed by The Vanguard Group, Inc. ("Vanguard"), the investment adviser to the Vanguard FTSE Emerging Markets ETF. The Fund seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index is currently the FTSE Emerging Markets All Cap China A Inclusion Transition Index (the "Interim Index"). After a transition period of approximately 12 months, the Fund will track the performance of the FTSE Emerging Markets All Cap China A Inclusion Index (the "Target Index"). Prior to November 2, 2015, the Fund sought to track the performance of the FTSE Emerging Index, a market-capitalization weighted index representing the performance of large- and mid-cap companies in emerging markets. For more information about the FTSE Emerging Index, please see "Equity Index Descriptions — The FTSE GEIS Indices" in the accompanying underlying supplement no. 1a-I.

For additional information about the Interim Index and the Target Index, see the information set forth under "— The FTSE Emerging Markets All Cap China A Inclusion Transition Index " and "— The FTSE Emerging Markets All Cap China A Inclusion Index" below.

On November 2, 2015, the Fund ceased tracking the FTSE Emerging Index and began tracking the Interim Index. Over a period of approximately 12 months, through gradually increasing exposure to small-capitalization stocks and China A-Shares to the FTSE Emerging Index, the Interim Index will eventually replicate the Target Index. China A-shares, which are securities of Chinese incorporated companies that are quoted in Renminbi, can only be traded by either residents of the People's Republic of China or under the qualified foreign institutional investor ("QFII") rules and stock connect schemes. After the transition period when the Fund tracks the Interim Index, the Fund will begin to track the Target Index, which will be quota-adjusted by FTSE to take into account the quota amount allocated to foreign investors by the Chinese regulator.

During both the transition and final benchmark phases, the Fund will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics.

For additional information about the Fund, see the information set forth under "Fund Descriptions — The Vanguard FTSE Emerging Markets ETF" in the accompanying underlying supplement no. 1a-I.

The FTSE Emerging Markets All Cap China A Inclusion Transition Index

We have derived all information contained in this pricing supplement regarding the Interim Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE International Limited ("FTSE"). FTSE has no obligation to continue to publish, and may discontinue publication of, the Interim Index.

The Interim Index will be calculated over twelve months and at the start of the transition will contain only constituents of the FTSE Emerging Index. On a monthly basis, a proportion of small-capitalization and China A-share companies will be added until at the end of the year-long transition, the composition is aligned with the Target Index.

The FTSE Emerging Markets All Cap China A Inclusion Index

We have derived all information contained in this pricing supplement regarding the Target Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the Target Index.

The Target Index is a market-capitalization weighted index representing the performance of large, mid and small-cap companies in emerging markets. The Target Index was launched on June 5, 2015, with a base date of December 31, 2005 and a base value of 1,000.

The Target Index will apply the same methodology as the FTSE Emerging Index, except the Target Index will include small capitalization stocks and China A-shares at a weighting equivalent to the aggregate QFII and/or Renminbi QFII ("RQFII") approved quota for international investors. The China A-shares weighting will increase as total QFII and RQFII allocations increase. A built-in mechanism ensures that the allocation of China A-shares is adjusted proportional to the changes in the approved quota and is in line with the accessibility available to international investors.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Fund, based on daily closing prices as reported by the Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015. Partial data is provided for the first calendar quarter of 2016. The closing price of one share of the Fund on March 28, 2016 was $33.90. We obtained the closing prices of the Fund above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for certain actions such as stock splits. You should not take the historical performance of the Fund as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011		$48.95	$44.99	$48.95
4/1/2011	6/30/2011		$50.71	$46.44	$48.62
7/1/2011	9/30/2011		$49.51	$35.83	$35.83
10/1/2011	12/31/2011		$43.47	$35.20	$38.21
1/1/2012	3/31/2012		$45.09	$38.57	$43.47
4/1/2012	6/30/2012		$43.96	$37.08	$39.93
7/1/2012	9/30/2012		$43.22	$38.26	$41.72
10/1/2012	12/31/2012		$44.53	$40.44	$44.53
1/1/2013	3/31/2013		$45.47	$42.24	$42.90
4/1/2013	6/30/2013		$44.79	$36.50	$38.80
7/1/2013	9/30/2013		$42.97	$37.19	$40.14
10/1/2013	12/2/2013		$42.91	$39.95	$41.14
1/1/2014	3/31/2014		$40.58	$36.67	$40.58
4/1/2014	6/30/2014		$43.86	$40.46	$43.13
7/1/2014	9/30/2014		$46.49	$41.62	$41.71
10/1/2014	12/31/2014		$43.11	$37.71	$40.02
1/1/2015	3/31/2015		$42.02	$38.74	$40.87
4/1/2015	6/30/2015		$44.97	$40.34	$40.88
7/1/2015	9/30/2015		$41.07	$31.96	$33.09
10/1/2015	12/31/2015		$36.41	$31.56	$32.71
1/1/2016	3/28/2016	*	$34.54	$28.55	$33.90
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through March 28, 2016. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of the Fund from January 3, 2006 through March 28, 2016, based on information from Bloomberg, without independent verification. The dotted line represents the Trigger Price of $25.43, equal to 75% of the closing price of the Fund on March 28, 2016.

Past performance of the Fund is not indicative of the future performance of the Fund

Historical Performance of the Vanguard FTSE Emerging Markets ETF
Price ($)
70
60
50
40
30
20
10
0
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Source: Bloomberg

The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Fund" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.